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                    December 27, 2021

       James Xilas
       Chief Executive Officer
       Blubuzzard, Inc.
       640 Douglas Avenue
       Dunedin, FL 34698

                                                        Re: Blubuzzard, Inc.
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed December 13,
2021
                                                            File No. 000-56019

       Dear Mr. Xilas:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Adam Katz, Esq.